CEVA, Inc. :: Q1 2018 Financial Results Conference Call – Prepared Remarks :: May 9, 2018

Exhibit 99.2

CEVA, INC.

First Quarter 2018 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and

Yaniv Arieli, Chief Financial Officer

May 9, 2018

8:30 AM Eastern

Good morning everyone and welcome to CEVA’s first quarter 2018 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer of CEVA and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the first quarter and provide general qualitative data. Yaniv will then cover the financial results for the first quarter and also provide qualitative data for 2018.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include our financial guidance for the second quarter and re-affirmation of the guidance for the full year 2018; optimism about LTE smartphone demand and a gradual “return to normal” inventory levels during the second quarter and thereafter; optimism about our licensing prospects associated with 5G, cellular IoT, AI and Bluetooth products, as well as market acceptance of our PentaG, ClearVox and NeuPro products; and projected customer ramp-up schedules. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include the ability of the CEVA signal processing IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance and offset the maturity of the handset market; the speed and extent of the expansion of the LTE and 5G networks, AI, LTE-IoT and IoT space generally; our ability to execute more broad portfolio license agreements; and customers’ ramp-up schedules and the impact on royalty revenues. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

In addition to the financial results prepared in accordance with Generally Accepted Accounting Principles, or GAAP, we will also present certain non-GAAP financial measures today. CEVA’s management believes that in addition to using GAAP results in evaluating our business, it can also be

CEVA, Inc. :: Q1 2018 Financial Results Conference Call – Prepared Remarks :: May 9, 2018

useful to review results using certain non-GAAP financial measures. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with their most direct comparable GAAP financial results, which can be found in the earnings press releases issued today.

A copy of today’s press release for the quarter ended March 31, 2018, and the related financial tables and management commentary, which were included in our Current Report on Form 8-K filed today, can also be found on the investor relations portion of our website.

Before handing the call over to Gideon, I would like to remind you that CEVA adopted the new revenue accounting standard known as ASC 606 as of January 1, 2018. Under the new standard, our royalty revenue represents what our customers shipped during the first quarter of 2018, or our best estimates for such shipments. The numbers stated on this call for the first quarter are based on ASC 606 unless otherwise stated. However, as our Q1 2018 financial results are not directly comparable to our Q1 2017 financial results, which were reported under the old revenue accounting standard known as ASC 605, we also will provide you on today’s call our Q1 2018 financial results as reported under ASC 605 to allow for an “apples to apples” comparison on a year-over-year basis. We will have this dual reporting approach throughout 2018 as required by the Financial Accounting Standards Board.

With that said, I will now hand the call over to Gideon.

Gideon

Thank you Richard and welcome everyone.

The results for the first quarter of the year reflect continued strength in our licensing business and a stronger than anticipated seasonal decline in royalty revenue which is attributable to excess channel inventory in the low end smartphone and feature phone segments.

Total revenue came in at $17.6 million, 17% lower on a year-over-year basis. License revenue came in at $10.1 million based on 14 agreements signed during the quarter, 8 of which were for DSP and AI products and 6 for connectivity IPs. Three of the agreements were with first time customers and the rest were with existing customers that are expanding their existing businesses or upgrading to newer products. In particular, we are proud to reveal that we signed two lead customers for our new CEVA-NeuPro (i.e. NeuPro) AI processor line and two customers for our new CEVA-ClearVox (i.e. ClearVox) noise suppression and beam forming software technologies. Customer target applications include ADAS equipment in two areas: smart cameras and vehicle-to-vehicle communications; cellular IoT, surveillance cameras, voice enabled wireless headsets, car infotainment and advanced consumer cameras.

CEVA, Inc. :: Q1 2018 Financial Results Conference Call – Prepared Remarks :: May 9, 2018

Royalty revenue under ASC 606 came in at $7.5 million. Yaniv will elaborate on the comparable metrics under ASC 606 and ASC 605 later during the financial section of this call.

Baseband shipments were below our expectations primarily due to excess channel inventory in the low tier smartphone and feature phone markets. However, we believe there is a secular demand for low cost LTE smartphones and feature phones in highly populated geographies like India and Africa, which will likely drive a “return to normal” inventory levels and gradual shipment increases starting from the second quarter of 2018.

Non-handset shipments in Q1 continued to expand nicely with approximately 58% unit growth and 39% revenue growth over Q1 2017 actual shipments. Also during Q1, Nokia, a tier one OEM in base station RAN market, announced its new ReefShark chipset that incorporates CEVA DSPs. This chipset is planned to go into production in the second half of the year.

Let me take the next few minutes to elaborate on the underlying dynamics for three of our products for which we see good licensing momentum in the short term and substantial royalty revenue potential as those licensees enter into production.

The first of these is voice-enabled Bluetooth headphones. Last quarter, we signed four agreements with customers targeting this space. Apparently, the success of Apple’s Airpod headphones has paved the way for broad uses of wireless headphones, not just for music streaming or voice calls, but also for seamless communication with voice assistant services such as Alexa and Siri. The Bluetooth headphone space is a new multi-billion unit opportunity for CEVA that we can address with both our reputable Bluetooth technology and with our voice DSPs combined with the ClearVox noise suppression software technology. CEVA is one of the very few companies and the only IP company that has expertise and is a one stop shop for low power Bluetooth connectivity and voice hardware and algorithms which apply to a multitude of emerging voice enabled devices such as headphones, headsets, hearing aids, smart speaker and smart home devices.

The second is the fast growing cellular IoT market where we continued the recent licensing momentum with two new agreements for our vertically integrated CEVA-DragonFly (i.e. DragonFly) NB-IoT platform. The deployment of NB-IoT services by network operators continues worldwide. Verizon confirmed its plans to build a nationwide NB-IoT network covering 2.6 million square miles by the end of this year. China mobile reported at MWC that it has launched a NB-IoT network in 346 cities. Cellular

CEVA, Inc. :: Q1 2018 Financial Results Conference Call – Prepared Remarks :: May 9, 2018

IoT is expected to be the world’s fastest growing connectivity technology through 2025, supporting four billion devices by then according to analysis from ABI Research. We already have eight active customers developing products in this space, five of which licensed the DragonFly platform in the last two quarters. In addition, earlier in the year, a well-known market leader in the wireless market announced that it is expanding to cellular IoT with a module that is powered by our DSP technology. As a result of this recent success and our market prospects ahead, we stepped up our investment in the space by acquiring core technologies and licensing rights from our partner ASTRI of Hong Kong. By owning these technologies, we can enhance our cellular IoT value proposition for customers looking to expedite their entry into this burgeoning market.

The third product relates to AI at the edge. At the CES event earlier this year, we unveiled our new product line for AI processing dubbed NeuPro. It is our first non-DSP product line targeting general AI applications in edge devices such as smartphones, surveillance cameras, autonomous cars and a variety of other devices. NeuPro is a highly optimized processor that supports a wide range of neural network algorithms used for vision, voice assistant and data analytics. The NeuPro hardware is accompanied by our reputable CDNN compiler technology, which optimizes neural networks for processing in low power and compact edge devices. I am extremely pleased and appreciative of our team who managed to commercialize the product and conclude two agreements in Q1 2018 with customers targeting surveillance cameras and ADAS applications. We are in discussions with many other customers on the NeuPro product line and are very optimistic about the opportunities for this exciting new domain.

Before handing the call over to Yaniv, let me update you on our strategy and achievements in cellular 5G. The 5G usage model extends beyond smartphones and includes fixed wireless, an alternative to the costlier fiber optic solutions and this solution is currently being promoted by Verizon. It is also a key enabler for robot-based manufacturing, self-driving cars and edge computing. The 5G service rollout continues to expand with the announcements of launch plans and commercial offerings as early as next year from T-Mobile and Sprint who are joining AT&T and Verizon. CCS insight forecasts 2.5 billion subscribers by 2024.

Against that backdrop, we came out at MWC with a new 5G product aimed to solidify our position and prospects in the 5G UE space. CEVA-PentaG (i.e. PentaG), is a full reference design for a 5G modem that capitalizes on our long and in-depth experience in cellular baseband with more than 8 billion CEVA enabled phones shipped to date. It accelerates 5G New Radio design by offering a complete hardware and software modem solution supporting up to 10Gbps download speed and is software configurable to the next 5G NR upgrade, release 16. One of PentaG’s unique features is an AI processor that addresses the increase in complexity and the variability of the 5G communication channel in a highly

CEVA, Inc. :: Q1 2018 Financial Results Conference Call – Prepared Remarks :: May 9, 2018

efficient manner. The PentaG architecture is modular, providing customers with a choice to adopt either the complete hardware or software solution or certain processing engines that can be integrated with its internal modem design. It therefore extends our serviceable markets to large companies that use in-house cores or other incumbencies but still want to benefit from the advancements that PentaG offers in software-defined radio, AI and more.

A second 5G announcement we made at MWC was the deployment of our CEVA-XC DSP technologies within Nokia’s latest in house baseband chipset called ReefShark. The Reefshark baseband unit yields 64% lower power consumption compared to similar units used today in Nokia base stations. Nokia stated that it is actively embedding ReefShark within the networks of thirty operators around the world and expects ramp up field deployments during the third quarter of this year. This announcement affirms our statements in prior calls for an upcoming production ramp by a tier one player in the RAN space.

To summarize, we continue to experience a healthy licensing environment, the key ingredient for our future royalty growth, in particular for our cellular IoT, AI and Bluetooth products. We are happy with the market acceptance of our latest products, PentaG, ClearVox and NeuPro. These products apply to many new industries and extend dramatically our prospects for growth. On royalties, while we remain conservative about the handset space in general, we believe the first quarter softness is primarily an inventory adjustment in preparation for newer models ramp ups during the latter part of this year.

With that said, let me turn the call over to Yaniv to discuss our financials and guidance.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the first quarter of 2018.

•	Revenue for the first quarter based on ASC 606 was $17.6 million. The revenue breakdown is as follows:

•	Licensing and related revenue was $10.1 million, reflecting 57% of total revenues, 6% higher as compared to the first quarter of 2017.

•	Royalty revenue was $7.5 million, reflecting 43% of total revenues, a decrease of 27% on a YoY basis compared to $10.2 million for Q1 2017 based on actual shipments that were “reported” in the second quarter of 2017 following the revenue rules under ASC 606.

•	Quarterly gross margin was 89% on a U.S. GAAP and 90% on a non-GAAP basis. Non-GAAP quarterly gross margin excluded approximately $156,000 of equity-based compensation expenses.

•	Total operating expenses for the quarter were just below the high-end of our guidance at $18.5 million. OPEX included an aggregate equity-based compensation expense of approximately $2.8

CEVA, Inc. :: Q1 2018 Financial Results Conference Call – Prepared Remarks :: May 9, 2018

million, and $0.4 million for the amortization of acquired intangibles of RivieraWaves and our investment in NB-IoT technologies. Total operating expenses for the first quarter, excluding equity-based compensation expenses and amortization of intangibles, were $15.5 million, also below the high-end of our guidance.

•	U.S. GAAP loss and diluted loss per share for the quarter were ($2.2) million and (10 cents), respectively.

•	Non-GAAP net income and diluted EPS for the first quarter of 2018 were $0.9 million and 4 cents, respectively. Those figures exclude equity-based compensation expenses, net of taxes, of $2.8 million, and the impact of the amortization of acquired intangibles of RivieraWaves and our investment in NB-IoT technologies, of $0.4 million.

Q1 2018 financial results under ASC 605 for a direct comparison to our Q1 2017 financial results:

•	Total revenue was $19.5 million.

•	U.S. GAAP loss and diluted loss per share for the quarter were ($0.5 million) and (2 cents), respectively.

•	Non-GAAP net income and diluted EPS for the first quarter of 2018 were $2.5 million and 11 cents, respectively.

Other related data:

•	Shipped units by CEVA licensees during the first quarter of 2018 were approximately 196 million, down approximately 26% sequentially (based on the Q4 2017 shipments under ASC 605) and down 27% from Q1 2017 actual shipments reported in the second quarter of 2017. Of the approximately 196 million units shipped, 122 million units, or 62%, were for handset baseband chips, reflecting a 35% sequential decline and a 45% decline on year-over-year basis.

•	In non-baseband, volume shipments reached 74 million units, down only 5% sequentially and up 58% YoY based on ASC 605, as Bluetooth shipments continued to be strong.

As for the balance sheet items:

As of March 31, 2018, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $183 million. During the first quarter, we paid ASTRI its first payment of $0.9 million for the new NB-IoT technologies Gideon discussed earlier. Also we started to become active again on our buyback plan, repurchasing approximately 41,000 shares during the first quarter, at an average price of $35 per share, for approximately $1.5 million. We currently have 270,000 shares that remain authorized for repurchase under the existing plan. Due to ASC 606, we also need to record quarterly accrued revenue for the full first quarter royalty reports that were not received or billed during the quarter, and we’ll obviously exclude it from our DSO calculations. Our DSO for the first quarter of 2018 was 62 days, down a bit from the prior quarter of 70 days.

CEVA, Inc. :: Q1 2018 Financial Results Conference Call – Prepared Remarks :: May 9, 2018

During the first quarter, we generated $1.8 million of net cash from operations; depreciation was $0.6 million and purchase of fixed assets was $0.5 million. At the end of March 2018, our headcount was 319 people, of which 255 were engineers.

Now for the Guidance:

On licensing and related revenue, we continue to experience healthy demand across the entire range of products we offer. Therefore, we maintain our yearly guidance of approximately $43 million.

On royalties, as Gideon explained, we believe the softness we experienced in the first quarter in the low tier of smartphone and feature phone segments was related to excess channel inventory rather than demand issues. As such, we expect a gradual improvement starting in this quarter, with a stronger impact in the second half of the year.

We are also closely monitoring the implications of the U.S. Department of Commerce’s ban on component sales to ZTE, which incorporates our DSP platforms. At this stage, we lack the visibility into the on-going discussions between the parties, nor do we have visibility into ZTE’s existing inventory levels and production plans; yet for prudency, we have modified our royalty expectations for the second quarter in regards to this. We will update investors on upcoming earning calls for any developments on this front or divergence from our annual guidance which we provided earlier in the year.

Nevertheless, we currently maintain our annual guidance and forecast that 60% – 70% of our annual royalty revenue included in our guidance will be reported during the second half of 2018. This is based on anticipated base station production schedules, holiday season related shipments and a return to normal inventory levels in the low tier handset segment, coupled with all the risks and moving parts we discussed today.

Specifically for the second quarter of 2018

•	Gross margin is expected to be approximately 91% on both GAAP basis and non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses.

•	Overall OPEX is expected to be in the range of $17.9 million to $18.9 million. Of our anticipated total operating expenses for the first quarter, $2.9 million is expected to be attributable to equity-based compensation expenses and $0.4 million to the amortization of acquired intangibles. Non-GAAP OPEX is expected to be in the range of $14.7 million – $15.7 million.

CEVA, Inc. :: Q1 2018 Financial Results Conference Call – Prepared Remarks :: May 9, 2018

•	Net interest income is expected to be approximately $0.8 million.

•	Tax rate for the second quarter is expected to be 19% on GAAP basis and 13% on non-GAAP basis.

•	Share count for the second quarter of 2018 is expected to be approximately 23.2 million shares.

Operator: You can now open the Q&A session:

Wrap Up: Richard

Thank you for joining us today and for your continued interest in and support of CEVA. We will be attending the following upcoming events and invite you to meet with us there:

•	The CEVA Annual Stockholders Meeting in New York on May 17th

•	Cowen 46th Annual Technology, Media & Telecom Conference in New York on May 30th

•	Jefferies Israel Tech Trek in Tel Aviv, Israel on June 5th

•	The Stifel 2018 Cross Sector Insight Conference in Boston on June 13th

•	The 10th Annual Credit Suisse Semiconductor Supply Chain Conference in Boston on June 14th

•	The ROTH London Conference in London on June 18 – 20th

Please visit the investor section of our website for further information on these events and other events we will be attending.

Thank you and goodbye